Exhibit 10.6
SALES AND MARKETING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of January 16, 2013, by and among RBC Life Sciences, Inc. ("RBC Life") of 2301 Crown Ct., Irving, Texas, U.S.A., 75038, Terry Butler (“Butler”) of 45 Royal Albert Crescent Paradise Point, Gold Coast, Queensland, Australia, 4216.

WHEREAS:

(A) RBC Life is a supplier of certain high quality nutritional supplement products and owns or licenses, as the case may be, rights to distribute such products;

(B) RBC Life desires to expand distribution of its nutritional supplement products internationally utilizing RBC Life’s MLM System;

(C) Butler has successfully built multi-level marketing distributorships as an independent distributor for companies engaged in the distribution of nutritional products in international markets;

(D) RBC Life and Butler desire to enter into an agreement to facilitate the sale and distribution of RBC Life’s nutritional products utilizing the MLM System in the Territory (as hereinafter defined).

NOW THEREFORE in consideration of the recitals, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions:

a.
“Confidential Information” includes, but is not limited to, any written or oral contracts, trade secrets, know-how, product formulas, customer records, business methods, business policies, memoranda, reports, records, computer retained information, notes, financial information, or intellectual property rights.

b.
“Customer” means any person or entity that purchases an RBC Life Product, including an RBC Life independent Associate (as that term is defined in the RBC Life Associate Policies and Procedures, as amended from time to time, which is published at www.rbclife.com).

c.	“CV” means commissionable volume as that term is defined in the RBC Life Associate Compensation Plan (as published at www.rbclife.com).

d.	“Marketing Fee” means the fees paid to Butler in accordance with Section 3.

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e.
“MLM System” means the multi-level marketing system employed by RBC Life in North America, Taiwan and certain other countries in Southeast Asia as of the date of this Agreement and as amended from time to time.

f.	“Products” shall mean RBC Life products that may be legally sold utilizing the MLM System in a respective country.

g.	“QV” means qualification volume as that term is defined in the RBC Life Associate Compensation Plan.

h.
“Sales” shall mean revenue received by RBC Life, as reported in RBC Life’s financial statements in accordance with generally accepted accounting principles in the U.S., upon the sale of commissionable products, i.e. products that have QV and CV attached to them for purposes of calculating commissions under the Associate compensation plan. Specifically excluded from sales are revenues received upon sale of sales aids, sales tools and training materials and shipping and handling charges.

i.
“Territory” means Australia, New Zealand, Hong Kong, Singapore, Malaysia, Thailand, Vietnam, Indonesia, Cambodia and Laos. Subject to mutual agreement of the parties, the following countries may be added to the Territory at a later date: South Korea, India, Japan and Mainland China. A country may be removed from the Territory at the option of RBC Life if there are no Sales to Butler’s downline organization in such country for a period of one (1) year following the date that Products are first approved for sale in that country.

j.	“USD” means United States Dollars.

2.Rights Granted by RBC Life:

RBC Life hereby grants to Butler the right to promote, sell and distribute the Products and to enroll Customers in the Territory in accordance with the terms and conditions set forth in this Agreement. Nothing in this Agreement shall be construed to prevent any RBC Life Associate in good standing from enrolling a Customer in the Territory, building a downline organization that includes Customers in the Territory or earning commissions from sales of Products in the Territory.

3.	Compensation:

a.
Marketing Fees. In addition to Associate commissions paid in accordance with the RBC Life Associate Compensation Plan (as published at www.rbclife.com), Butler shall be entitled to receive a monthly marketing fee calculated as a percentage of Sales in the Territory as follows:

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Monthly Sales in the Territory (USD)	Marketing Fee Percentage
$0 to $500,000 (inclusive)	10%
Over $500,000	5%

Marketing Fees shall be paid by the end of the month following the month in which the Marketing Fees are earned to an account or accounts set forth in written instructions provided by Butler.

b.
Exclusion from Marketing Fee Calculation. No Marketing Fees shall be due on Sales in a country within the Territory until operations commence in that country under this Agreement. Operations will be deemed to commence in a country upon (i) the execution of an Operations Agreement among the parties pursuant to Section 6 below and (ii) the enrollment by Butler of at least one (1) Associate from that country in its downline organization.

c.	Marketing Fee Statement. With each payment of Marketing Fees, RBC Life shall provide to Butler a statement that sets forth in reasonable detail the calculation of such Marketing Fee.

d.
Marketing Fee Advance. For a period of six (6) months from the date of the Agreement, RBC Life agrees to make advance payments of future Marketing Fees that the parties reasonably believe will be earned by Butler pursuant to this Agreement. The timing and amount of such advances shall be by mutual agreement of the parties and shall be based on a written plan of future activities submitted by Butler and estimated future Marketing Fees. Estimates of future Marketing Fees shall be based in part upon written forecasts of future Sales in the Territory submitted to RBC Life by Butler, which forecasts RBC Life may reasonably modify at its sole discretion. Advance payments of Marketing Fees shall first be deducted from Marketing Fees earned in determining the amount of the Marketing Fees to be paid for any month.

4.	Obligations of Butler:

a.
Enrollment as RBC Life Associates. Butler shall submit an application to enroll as an RBC Life Associate and, accordingly, agrees to be subject to the Terms and Conditions and Policies and Procedures associated with such application.

b.
Sales and Marketing Obligations. Butler agrees to use all reasonable means to aggressively (i) promote the sale of the Products in the Territory, (ii) recruit and enroll new Customers in the Territory and (iii) train and motivate Customers in the Territory in a manner consistent with good MLM System marketing and sales procedures. Training provided shall include, but shall not be limited to, training with respect to

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the Products, effective MLM System business practices and compliance with the RBC Life Associate Policies and Procedures. Butler shall be responsible for all expenses related to these marketing and sales obligations, which expenses shall include, but are not limited to, expenses associated with travel and entertainment, meetings and events, communications, advertising, samples, promotional materials and sales media.

c.
Establishment of Operations. Butler agrees to enter into an Operations Agreement pursuant to Section 6 below with respect to each country in the Territory prior to commencing sales and marketing activities in such country.

d.
Qualification of RBC Life Business. For each country within the Territory, Butler shall consult with and provide direction to RBC Life with respect to activities and actions required (i) to legally qualify RBC Life to conduct business using the MLM System, (ii) to obtain applicable business licenses and permits and (iii) to obtain registrations and regulatory approvals required for the warehousing, sale and distribution of the Products. RBC Life shall be responsible for the cost of any required governmental fees and expenses related to third-party consultants, attorneys or other professionals engaged to facilitate these activities. RBC Life, in its sole discretion, may accept or reject any advice or direction provided by Butler.

e.
Protection of Intellectual Property. Butler agrees to consult with and provide direction to RBC Life with respect to protecting its intellectual property in each country within the Territory. Such protection shall include, but not be limited to, registering trademarks, service marks, trade names, patents, copyrights or other intellectual property. In connection with these activities, RBC Life shall be responsible for the cost of any required governmental fees and expenses related to third-party consultants, attorneys or other professionals engaged to facilitate these activities. RBC Life, in its sole discretion, may accept or reject any advice or direction provided by Butler.

f.
Compliance with Government Regulations. Butler agrees to abide by and comply with all governmental laws and regulations in the Territory and all sales policies and operating procedures of the RBC Life, so long as such policies and operating procedures are not in conflict with governmental laws and regulations.

g.	No Authority to Obligate RBC Life. Butler shall not obligate or contract on behalf of the RBC Life unless he has specific written authority to do so from an authorized representative of the RBC Life.

h.
Non-Competition. With respect to any country that is included in the Territory, unless otherwise agreed in writing, during the term of this Agreement and for a period of one (1) year following termination of this Agreement, Butler shall not engage in the promotion, sale or distribution of any nutritional supplement products (other than the Products), whether or not such products are considered to be competitive with the Products, or engage in any network marketing or multi-level marketing business,

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whether or not such business is considered to be competitive with the business of RBC Life.

5.	Obligations of RBC Life:

a.
Products. RBC Life shall supply the Products to be sold and distributed pursuant to this Agreement. Products supplied shall be manufactured in compliance with current Good Manufacturing Practices established by the U.S. Food and Drug Administration.

b.
Product Registration. RBC Life shall expend resources as may reasonably be required (as determined in its sole discretion) to register Products and obtain approval to sell and distribute Products in each country within the Territory. While the parties shall endeavor to mutually agree on the list of Products that shall be sold and distributed in each country within the Territory and the pricing of such Products, the final list and pricing shall be determined at the sole discretion of RBC Life. Nothing in this Agreement shall be construed to obligate RBC Life to reformulate any Product or conduct clinical studies with respect to any Product in order to qualify such Product for sale in a country within the Territory.

c.
Qualification of RBC Life Business. RBC Life shall expend resources as may reasonably be required (as determined in its sole discretion) to qualify RBC Life to conduct business using the MLM System in each country within the Territory. While the parties shall endeavor to mutually agree on the sequence of countries within the Territory that such qualifications are sought, the sequence shall be determined at the sole discretion of RBC Life. Failure by RBC Life to qualify to conduct business operations in any country within the Territory shall not be deemed a breach of this Agreement.

d.
Compliance with Government Regulations. RBC Life shall expend resources as may reasonably be required (as determined in its sole discretion) to engage third-party consultants, accountants, attorneys or other professionals to ensure that RBC’s business in each country within the Territory is conducted in a manner that fully complies with government laws and regulations.

e.
Protection of Intellectual Property. RBC Life shall expend resources as may reasonably be required (as determined in its sole discretion) to engage third-party consultants, attorneys or other professionals to facilitate the protection of RBC Life’s intellectual property, including, but not limited to, trademarks, service marks, trade names, patents and copyrights.

f.
Provision of Websites. RBC Life shall provide a website specific to each country in the Territory upon request by Butler. RBC Life shall have a reasonable period of time to make such website available following receipt of such request. Such website shall have functionality which includes, but is not limited to, enrollment of new Customers, placement of Product orders together with collection of related payments, and access

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to Product and RBC Life business information and promotional materials. Access to such websites and the information and data available therefrom shall be subject to appropriate levels of security. RBC Life shall employ resources as may reasonably be requested, determined at RBC Life’s sole discretion, to enhance the functionality of these websites at the request of Butler.

g.
Travel Expenses. RBC Life shall be responsible for all travel expenses of RBC Life employees or others who travel to the Territory at the direct written request and authorization of RBC Life, unless otherwise agreed in writing by the parties.

h.	Payment of Commissions. RBC Life shall pay commissions to qualified Associates in accordance with its published Associate Compensation Plan.

6.	Operations Agreement:

The parties agree to execute an Operations Agreement (the “Operations Agreement”) for each country in the Territory prior to commencement of marketing and sales activities in such country. The Operations Agreement shall define the rights and responsibilities of each party with respect to customer care, operations, administration and fulfillment. Among other things, the operating agreement will included provisions which:

a.	Set forth the Products that shall be offered for sale and the pricing of such Products as determined at the sole discretion of RBC Life.

b.	Designate which party will be responsible for funding costs and expenses associated with the respective rights and responsibilities of the parties.

c.	Define the shipping and handling fees to be charged to Customers for order fulfillment, which fee is intended to exceed the cost of order fulfillment and delivery.

d.	Define the conditions under which operating activities will be transferred to RBC Life to the extent such activities are conducted and/or managed by Butler.

e.
Define minimum Sales levels that must be achieved by Butler for the country to remain in the Territory. Minimum Sales levels shall be established for the following periods: Year 1, Year 2, Year 3, Year 4, Year 5 and Years 6 through the end of the Agreement. The Operating Agreement shall also specify that, to the extent a minimum Sales level is not achieved in any annual period, Butler shall have a ninety (90) day period to cure the deficiency.

Each Operations Agreement executed by the parties shall represent an Addendum to this Agreement and is deemed to be incorporated herein by reference.

7.	Representations and Warranties:

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a.
Ownership of Intellectual Property Rights. Notwithstanding anything contained herein to the contrary, all product formulas, artwork, designs, packaging or advertising materials, which have been, or are in the future, designed, developed and/or created by RBC Life (or any of its third-party sublicensees or consultants), shall be, and remain RBC Life’s (or its affected third-party’s, as the case may be) sole and exclusive property, inclusive of all copyrights and right to copyright therein and thereto.

b.
Ownership of Marks. Subject to the terms of this Agreement, the Butler acknowledges and agree that: (i) all copyrights, trademarks, trade names, patents and service marks and rights to same owned by and/or licensed to RBC Life shall be and remain the sole and complete property of RBC Life, or its affected third-party licensors, as the case may be; (ii) that Butler shall not at any time acquire or claim any right, title or interest of any nature whatsoever in any such trademark, trade name, patent, copyright or service mark by virtue of this Agreement or of Butler’s use thereof in connection with the Products or the fulfillment of his obligations under this Agreement; and (iii) that any right, title or interest in or relating to any such trademark, trade name, patent, copyright or service mark, which comes into existence as a result of, or during the term of, the exercise by Butler of any rights granted to him hereunder shall immediately vest in RBC Life (or its affected third-party licensor, as the case may be).

Butler agrees to take all actions and to execute, acknowledge, and deliver all documents as RBC Life may reasonably request and at RBC Life’s expense, to effectuate the acknowledgments of ownership contained in this Section 7(b) and to secure, maintain, and defend for RBC Life’s own benefit all rights set forth herein.

c.
RBC Life Warranties and Indemnity. RBC Life warrants and represents that RBC Life has sufficient rights to the Products to grant the rights under this Agreement and that any Product provided by RBC Life under this Agreement does not and will not infringe any third party proprietary right. RBC Life warrants and represents that it has the right to enter into this Agreement and that this Agreement and Butler’s performance under this Agreement will not conflict or violate any obligations that RBC Life may have under an agreement with any third party. RBC Life will indemnify Butler, and his affiliates and employees, against claims, actions, demands, liabilities, losses, damages, expenses (including reasonable attorneys' fees and legal costs) related to alleged or actual infringement of third party proprietary rights by the Products. RBC Life will indemnify Butler, and his affiliates and employees, against any claims, liabilities, losses, damages, injuries, costs, expenses, causes of action, claims, demands, assessments and similar matters related to any breach of RBC Life's warranties.

d.
BUTLER’S WARRANTIES AND INDEMNITY. Butler warrants and represents that he has the full power and authority to enter into this Agreement, acknowledges that he has no authority to bind RBC Life and warrants that he will not attempt to represent that he has any such authority. Butler warrants and represents that he shall use his reasonable best efforts to maximize sales of the Products. Butler warrants and represents that his making and performance of this Agreement shall not violate any

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laws or regulations of any country within the Territory; any agreement, right or obligation between him and any other person, firm or corporation; or any rights of any third party. BUTLER WILL INDEMNIFY RBC LIFE, AND ITS AFFILIATES, OFFICERS, DIRECTORS AND EMPLOYEES, AGAINST ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, INJURIES, COSTS, EXPENSES, CAUSES OF ACTION, CLAIMS, DEMANDS, ASSESSMENTS AND SIMILAR MATTERS RELATED TO ANY BREACH OF BUTLER’S WARRANTIES.

e.
Conditions on Indemnity Obligations. The indemnity obligations set forth in this Agreement are conditioned upon the party claiming indemnification (the "Indemnified Party") promptly notifying the indemnifying party (the "Indemnifying Party") of the claim, allowing the Indemnifying Party to control any defense and settlement of such claim and assisting the Indemnifying Party in the defense and settlement so long as the Indemnifying Party reimburses the Indemnified Party's reasonable expenses.

8.	Term and Termination:

This Agreement shall commence on the date first written above and shall terminate on the date twenty-five (25) years from the date of the first sale of Products in the Territory. This Agreement may be earlier terminated for the following causes:

a.
Either party may terminate this Agreement for a material breach by the other party which has not been cured within thirty (30) days after the non-breaching party provided written notice of such breach to the breaching party.

b.
This Agreement may be terminated at any time by RBC Life, effective immediately upon notice, if Butler: (1) becomes insolvent, (2) files a petition in bankruptcy, or (3) makes an assignment for the benefit of creditors. This Agreement may be terminated at any time by Butler, effective immediately upon notice, if RBC Life: (1) becomes insolvent, (2) files a petition in bankruptcy, or (3) makes an assignment for the benefit of creditors.

c.
RBC Life may terminate this Agreement in the event that the total organizational QV generated by Butler during any twelve (12) month period during the term of this Agreement declines to an amount that is 50% or less of the highest total organizational QV generated by Butler during any prior twelve (12) month period during the term of this Agreement, which event is not cured within ninety (90) days after the date of the event.

9.	Independent Contractor:

Butler shall perform his services to RBC Life under this Agreement as an independent contractor. Nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of employer and employee among the parties hereto or to provide any party with the right, power or authority, whether express or implied, to create any

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such duty or obligation on behalf of the other parties. Butler also agrees that he will not hold himself out as a partner, joint venturer, co-principal or employee of the RBC Life by reason of the Agreement. IN THE EVENT THAT RBC LIFE IS ADJUDICATED TO BE A PARTNER, JOINT VENTURER, CO-PRINCIPAL OR EMPLOYER OF OR WITH BUTLER, BUTLER SHALL INDEMNIFY AND HOLD HARMLESS RBC LIFE FROM AND AGAINST ANY AND ALL CLAIMS FOR LOSS, LIABILITY OR DAMAGES ARISING THEREFROM.

10.	Assignment:

No party may assign its rights under this Agreement to any other party without the prior written consent of the other parties. Any attempted assignment or other transfer of this Agreement not in compliance with this Section shall be null and void and shall be deemed to be a material breach of this Agreement which is not capable of cure.

11.	Confidentiality:

Each party agrees that it will hold in strict confidence and not disclose the Confidential Information of the other party to any third party and use the Confidential Information of the other party for no purpose other than the purposes expressly permitted by this Agreement. Each party shall only permit access to the other party’s Confidential Information to those of its employees having a need to know and who are subject to confidentiality obligations at least as restrictive as those contained in this Section. Each party shall maintain the confidentiality and prevent accidental or other loss or disclosure of any Confidential Information of the other party with at least the same degree of care as it uses to protect its own Confidential Information but in no event with less than reasonable care. A party's obligations of confidentiality under this Agreement shall not apply to information which such party can document (i) is in the public domain without the breach of any agreement or fiduciary duty or the violation of any law, (ii) was known to the party prior to the time of disclosure without the breach of any agreement or fiduciary duty or the violation of any law, (iii) is independently developed by the party prior to receiving such Confidential Information without reference to any Confidential Information, (iv) is required to be disclosed pursuant to a judicial order, a requirement of a governmental agency or by operation of law, provided that such party gives the other party written notice of any such requirement immediately after learning of any such requirement, and takes all reasonable measures to avoid or limit disclosure under such requirements and to obtain confidential treatment or a protective order and has allowed such other party to participate in the proceeding. Upon written request by any party hereto, the other party shall promptly return all documents and other tangible materials representing the requesting party's Confidential Information and all copies thereof. Notwithstanding anything contained herein to the contrary, RBC Life reserves the right to publicly disclose the terms of this Agreement if it determines in good faith that this is a material agreement which must be filed with the U.S. Securities and Exchange Commission.

12.	Governing Law:

This Agreement shall be governed by the laws of the State of Texas, U.S.A.

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13.	Arbitration:

The parties shall make a good faith effort to settle any dispute or claim arising under this Agreement. If the parties fail to resolve a dispute or claim, the parties shall first submit the matter for mediation before a mutually agreed upon mediator. In the event the dispute still cannot be resolved despite such mediation, then the parties shall submit the matter to arbitration in the city of Dallas, Texas, U.S.A., in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association. The decision and any award rendered pursuant to the arbitration are binding on the parties and may be entered in any court having jurisdiction.

14.	Waiver:

It is understood that the parties may waive the strict performance of any covenant or representation made herein.  Any waiver, however, made by any party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or representation shall not be considered a waiver of any other covenant or representation, unless specifically stated in writing as aforementioned. Any failure by either party to enforce at any time any term or condition under this Agreement shall not be construed as a waiver of that party's right to enforce each and every term of this Agreement.

15.	Headings:

Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

16.	Further Instruments:

The parties agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other party, in order to carry out the transactions and agreements contemplated by this Agreement.

17.	Notices:

All notices, statements, and reports required or permitted by this Agreement shall be in writing and deemed to have been effectively given and received; (i) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by courier service; or (ii) when delivered if delivered personally or sent by express courier service. During the term of the Agreement, each party shall be required to maintain a device by which facsimile transmissions may be sent and received. Notices shall be addressed as follows:

If to RBC Life:

RBC Life Sciences, Inc.
2301 Crown Ct.

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Irving, Texas, U.S.A. 75038
Attn: Steven E. Brown
T: 972.893.4000
F: 972.893.4111

If to Butler:

Terry Butler
45 Royal Albert Crescent Paradise Point
Gold Coast, Queensland, Australia, 4216
T: +61755642565
F:_____________

Each party agrees to notify the other party in the event of a change to any of the address information above.

18.	Entire Agreement:

This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

19.	Severability:

If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

20.	Counterparts:

This Agreement may be executed in one or more counterparts, which may include facsimile, scanned or other electronic copies of signatures, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21.	DISCLAIMER; LIMITATION OF LIABILITY:

NO PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF THE PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST REVENUE OR FAILURE TO REALIZE EXPECTED PROFITS.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

RBC Life Sciences, Inc.:
__/s/ Steven E Brown________
Steven E. Brown, President
___January 16, 2013_________
Date

Terry Butler:
_____/s/ Terry Butler________

______January 17, 2013______
Date

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